UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2012

Verso Paper Corp.
 (Exact name of registrant as specified in its charter)

Commission File Number: 001-34056

Delaware	75−3217389
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400	(901) 369-4100
Memphis, Tennessee 38115-4436	(Registrant’s telephone number,
(Address of principal executive offices) (Zip Code)	including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated With Exit or Disposal Activities.
Item 2.06     Material Impairments.

On August 2, 2012, Verso Paper Corp. (“Verso”) announced that it has completed a comprehensive assessment of the damage resulting from the fire and explosion at its paper mill in Sartell, Minnesota, and has determined that it will permanently close the mill.  The permanent closure of the Sartell Mill will reduce Verso’s annual coated groundwood capacity by 180,000 tons, or approximately 20%, and will eliminate approximately 35,000 tons annually of supercalendered paper capacity.  The Sartell Mill currently employs approximately 265 employees.

The mill closure will result in an aggregate pre-tax charge to earnings of approximately $114 million, which is expected to occur primarily in the third quarter of 2012.  This includes approximately $19 million for severance and benefit costs; approximately $81 million in non-cash charges primarily related to the impairment of property, plant and equipment; and approximately $14 million related to other costs.  The severance and other shutdown costs require the outlay of cash, which is expected to occur primarily in the third quarter of 2012.  Settlement negotiations regarding this loss claim with our insurance carrier are continuing and we expect resolution in the coming months.

Costs associated with shutdown activities are based on currently available information and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated above.

A copy of the press release issued by Verso on August 2, 2012, is included as Exhibit 99.1 to this report.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is included with this report:
Exhibit
Number	Description of Exhibit

99.1	Press release issued by Verso Paper Corp. on August 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2012

VERSO PAPER CORP.

	By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release issued by Verso Paper Corp. on August 2, 2012.